EXHIBIT G-3

                          ATLANTA  GAS  LIGHT  COMPANY

                            CHATTANOOGA  GAS  COMPANY

            Statement of Operating Revenues, Pretax Operating Income
                and Total Assets (excluding non-utility property)

                                   (Millions)


                             Fiscal Year 1993                      Fiscal Year 1994            Fiscal Year 1995 (unaudited)
                                                                                                              (1)
                       AGL/      Chattanooga   % Chatt/      AGL/      Chattanooga  % Chatt/       AGL/      Chattanooga     %
                   Chattanooga   (Unaudited)    Consol   Chattanooga   (Unaudited)   Consol    Chattanooga                Chatt/
                   Consolidated                          Consolidated                          Consolidated               Consol


 Operating          $  1,130.3     $  68.1       6.0%     $  1,199.9     $   74.8     6.2%      $  1,063.0    $   66.4      6.2%
 Revenues
 Pre-tax            $    128.1     $   7.7       6.0%     $    141.9     $    8.4     5.9%      $     92.9    $   10.4     11.2%
 Operating Income

 Pre-tax                                                                                        $    163.2    $   10.6      6.5%
 Operating
 Income
  (2)

 Total Assets -     $  1,515.2     $  93.6       6.2%     $  1,625.1     $  104.1     6.4%      $  1,628.3    $  112.5      6.9%
 Excluding
 Nonutility
 Property

(1)  AGL's fiscal year ends on September 30.

(2) Excluding Non-recurring Restructuring Charges of AGL and Chattanooga.